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                                                                EXHIBIT 5(B)


                              SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, New York 10004


                                                                January 29, 1997




BanPonce Corporation,
     209 Munoz Rivera Avenue,
       Hato Rey, Puerto Rico 00918.

BanPonce Financial Corp.,
     521 Fellowship Road,
       Mt. Laurel, New Jersey 08054.

BanPonce Trust I,
     c/o BanPonce Financial Corp.,
       521 Fellowship Road,
         Mt. Laurel, New Jersey 08054.

BanPonce Trust II,
     c/o BanPonce Financial Corp.,
       521 Fellowship Road,
         Mt. Laurel, New Jersey 08054.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to $150,000,000 aggregate liquidation amount of capital securities representing beneficial ownership interests (the "Capital Securities") in BanPonce Trust I and BanPonce Trust II (the "Trusts"), (ii) up to $150,000,000 aggregate principal amount of junior subordinated deferrable interest debentures (the "Debentures") to be issued by BanPonce Financial Corp. (the "Corporation"), (iii) unconditional and

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BanPonce Corporation
BanPonce Financial Corp.
BanPonce Trust I
BanPonce Trust II                                                       -2-


irrevocable guarantees (the "Guarantees" and each a "Guarantee") of the obligations of the Trusts under the Capital Securities, to be issued by the Corporation, (iv) unconditional and irrevocable guarantees (the "Additional Guarantees" and each an "Additional Guarantee") of the obligations of the Corporation under the Guarantees, to be issued by BanPonce Corporation (the "Guarantor") and (v) unconditional and irrevocable guarantees (the "Debenture Guarantees" and each a "Debenture Guarantee") of the obligations of the Corporation under the Debentures, to be issued by the Guarantor, in each case to be offered from time to time at prices and on terms to be determined at the time of sale, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the indenture (the "Indenture") relating to the Debentures and the Debenture Guarantees has been duly authorized, executed and delivered, the terms of the Debentures and the Debenture Guarantees and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation or the Guarantor and so as to comply with any requirement or


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BanPonce Corporation
BanPonce Financial Corp.
BanPonce Trust I
BanPonce Trust II                                                       -3-



restriction imposed by any court or governmental body having jurisdiction over the Corporation or the Guarantor, the Debentures have been duly executed and authenticated and the Debenture Guarantees have been duly executed, each in accordance with the Indenture, the Debentures have been issued and sold as contemplated in the Registration Statement, the guarantee agreement (the "Guarantee Agreement") relating to the Guarantee and Additional Guarantee has been duly authorized, executed and delivered, the terms of the Guarantee and the Additional Guarantee and of their issuance have been duly established in conformity with the Guarantee Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation or the Guarantor, and the Guarantees and the Additional Guarantees have been duly authorized, executed and delivered by the Corporation and the Guarantor, respectively, (i) each of the Debentures and the Guarantees will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or


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BanPonce Corporation
BanPonce Financial Corp.
BanPonce Trust I
BanPonce Trust II                                                       -4-



affecting creditors' rights and to general equity principles and (ii) each of the Debenture Guarantees and the Additional Guarantees will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Commonwealth of Puerto Rico, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the Commonwealth of Puerto Rico, we have relied upon the opinion, dated of even date herewith, of Brunilda Santos de Alvarez, Esq., Counsel of the Guarantor, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Ms. Santos de Alvarez.
     Also, we have relied as to certain matters on information obtained from public officials, officers of the


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BanPonce Corporation
BanPonce Financial Corp.
BanPonce Trust I
BanPonce Trust II                                                       -5-



Corporation and the Guarantor and other sources believed by us to be responsible.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                     Very truly yours,

                                                     /s/ SULLIVAN & CROMWELL